EXECUTION COPY

PLEDGE AGREEMENT

(CAPITAL STOCK OF PET DRX VETERINARY GROUP, INC.)

THIS PLEDGE AGREEMENT, dated as of January 21, 2009, made by the undersigned (“Pledgor”), in favor of GALEN PARTNERS IV, L.P., as collateral agent (in such capacity, “Secured Party”)forthe Investors (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Pledgor is the record and beneficial owner of all of the authorized, issued and outstanding shares of Capital Stock (as hereinafter defined), in PET DRX VETERINARY GROUP, INC., a Delaware corporation (“Issuer”), all as more particularly described in Schedule I attached hereto (the “Pledged Shares”); and

WHEREAS, as a condition precedent (among others) to the purchase by the Investors of the Notes (defined below) pursuant to the Purchase Agreement (defined below), the Investors and Secured Party are requiring that Pledgor shall have executed and delivered in favor of Secured Party this Agreement pledging to Secured Party, for the benefit the Investors, all such Pledged Shares as security for the payment of the “Secured Obligations” (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and to induce the Investors to provide financial accommodations to Pledgor under the Purchase Agreement, Pledgor hereby agrees in favor of Secured Party, for the benefit of Secured Party and the Investors, as follows:

1.     Definitions. In addition to the terms defined above, unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” shall mean the Securities Act of 1933, as amended (or any successor statute thereafter in effect).

“Agreement” shall mean this Pledge Agreement, and shall include all further amendments, modifications and supplements hereto and shall refer to this Agreement, as the same may be in effect at the time such reference becomes operative.

“Bankruptcy Code” shall mean Title 11, United States Code, as amended from time to time, and any successor statute thereto.

“Capital Stock” shall mean and include common stock, preferred stock, warrants, partnership interests, membership interests or other interests representing or constituting equity ownership in the Issuer.

“Event of Default” shall have the meaning assigned to such term in the Notes.

“Notes” shall mean the 12% Senior Convertible Notes issued or to be issued in the maximum aggregate original principal amount of $6,500,000, as the same may be modified, amended, restated or extended from time to time.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2 hereof.

“Purchase Agreement” shall mean the Purchase Agreement, dated as of January 21, 2009, made between Pledgor and the Investors party thereto, as it may be amended, supplemented or modified from time to time, pursuant to which the Notes are issued from time to time.

“Secured Obligations” shall have the meaning assigned to such term in Section 3 hereof.

“Transaction Documents” shall mean the Notes, the Purchase Agreement, this Agreement and any and all other documents, instruments or agreements now or hereafter executed and delivered by Pledgor or its Subsidiaries and evidencing or securing the Secured Obligations.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York.

2.         Pledge. Pledgor hereby pledges, assigns, hypothecates, transfers and grants to Secured Party, for the benefit of Secured Party and the Investors, a first priority security interest in, all of the following (all of the following, herein, collectively, the “Pledged Collateral”):

(a)       the Pledged Shares, and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b)       all additional shares of Capital Stock of any of the Issuers from time to time acquired by Pledgor in any manner, including, without limitation, stock dividends or distributions in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off (all of which shares shall constitute additional Pledged Shares), and the certificates representing such additional Pledged Shares and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional Pledged Shares; and

(c)       all options and rights, whether as an addition to, in substitution of or in exchange for any such Pledged Shares, and all such dividends, cash, instruments and other property or proceeds.

3.         Security for Obligations. This Agreement secures, and the Pledged Collateral is security for, (a) the due and punctual payment by the Pledgor of (i) the unpaid

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principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Pledgor to any of the Investors under the Notes, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all the obligations of the Pledgor under or pursuant to this Agreement and each of the other Transaction Documents (herein, collectively, the “Secured Obligations”).

4.         Delivery of Pledged Collateral. All certificates representing or evidencing the Pledged Shares shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank. Pledgor hereby authorizes Issuer, upon demand by Secured Party, to deliver any certificates, instruments or other distributions issued in connection with the Pledged Collateral directly to Secured Party, in each case to be held by Secured Party, subject to the terms hereof.

5.         Representations and Warranties. To induce the Investors to purchase the Notes, Pledgor makes the following representations and warranties to Secured Party on each Closing Date, and to the Investors on the Closing Date on which they initially purchase Notes:

(a)       Sole Holder of Record. Pledgor is, and at the time of delivery of any additional Pledged Shares to Secured Party pursuant to Section 4 hereof will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral free and clear of any lien thereon or affecting the title thereto except for the lien and security interest created by this Agreement.

(b)       Authorized Shares. All of the Pledged Shares have been duly authorized, are validly issued and are fully paid and non-assessable.

(c)       No Restrictions on Transfer. There are no restrictions on transfer of the Pledged Shares contained in any organizational or charter documents of Issuer which have not otherwise been enforceably and legally waived by the necessary parties.

(d)       Capital Stock of Issuers. On the date hereof, the authorized Capital Stock of Issuer consists of the number of shares of Capital Stock, with the number of shares issued and outstanding, that are described in Schedule I hereto. As of the date hereof, (i) no subscription, warrant, option or other right to purchase or acquire any shares of any class of Capital Stock of Issuer is authorized and outstanding, and (ii) there is no commitment by Issuer to issue any such shares, warrants, options or other such rights or securities. The Pledged Shares constitute all of the issued and outstanding shares of Capital Stock of Issuer.

(f)        First Priority Security Interest. The pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement will create a valid first priority lien on and a first

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priority perfected security interest in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations.

6.         Covenants. Pledgor covenants and agrees that until the Secured Obligations have been paid in full or this Agreement has otherwise been terminated, cancelled or fully released:

(a)       Without the prior written consent of Secured Party, Pledgor will not sell, assign, transfer, convey, or otherwise dispose of its rights in or to the Pledged Collateral or any interest therein; nor will Pledgor create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Pledged Collateral or any unpaid dividends or other distributions or payments with respect thereto or the proceeds thereof other than that created hereby.

(b)       Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such action as Secured Party from time to time may reasonably request in order to ensure to Secured Party the benefits of the lien and security interest in and to the Pledged Collateral intended to be created by this Agreement, including, but without limitation, delivering to Secured Party upon the occurrence of an Event of Default, and during its continuance, irrevocable proxies in respect of the Pledged Collateral in form satisfactory to Secured Party. Until receipt thereof, after the occurrence of any Event of Default, this Agreement shall constitute Pledgor’s proxy to Secured Party or its nominee to vote all shares of Pledged Collateral then registered in Pledgor’s name during any such period that an Event of Default shall be continuing.

(c)       Pledgor has and will defend the title to the Pledged Collateral and the lien and security interest of Secured Party thereon against the claim of any Person and will maintain and preserve such lien and security interest until the date of termination of the Purchase Agreement and payment in full of the Secured Obligations.

(d)       Pledgor will pay all taxes, assessments and charges levied, assessed or imposed upon the Pledged Collateral before the same become delinquent or become liens upon any of the Pledged Collateral except where the same may be contested in good faith by appropriate proceedings and as to which adequate reserves have been provided.

7.	Pledgor’s Rights; Termination of Rights.
(a)	As long as no Event of Default shall have occurred and be continuing:

(i)        Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Purchase Agreement or any other Transaction Documents;

(ii)       Pledgor shall be entitled, from time to time, to collect and receive, for Pledgor’s own use, all dividends paid in respect of the Pledged Shares, to the extent then permitted to be paid under the Notes, other than any and all (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise

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distributed in respect of, or in exchange for, any Pledged Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Collateral; provided, however, that until actually paid all rights to such dividends shall remain subject to the lien created by this Agreement.

(b)       Upon the occurrence of an Event of Default and during the continuance thereof, all of Pledgor’s rights to exercise voting and other consensual rights pursuant to Section 7(a)(i) hereof and all of Pledgor’s rights to receive any cash dividends pursuant to Section 7(a)(ii) hereof shall cease and all such rights shall thereupon become vested in Secured Party who shall have the sole and exclusive right to exercise the voting and other consensual rights which Pledgor would otherwise be authorized to exercise pursuant to Section 7(a)(i) hereof and to receive and retain the dividends which Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) hereof; provided, however, that notwithstanding anything contained in this Agreement to the contrary, no voting or other consensual rights shall be vested in Secured Party, unless and until Secured Party gives written notice to Pledgor that Secured Party intends to have such voting or other consensual rights vest in itself.

8.         Defaults and Remedies. (a) Upon the occurrence and during the continuation of an Event of Default, Secured Party may exercise all rights of a secured party under the UCC. In addition, Secured Party is hereby authorized and empowered to (i) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, (ii) exercise the voting rights with respect thereto, (iii) exercise all corporate rights with respect to the Pledged Collateral including, without limitation, all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Pledged Collateral as if it were the absolute owner thereof, including, but without limitation, the right to exchange, at its discretion, any or all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of Issuer, as issuer thereof, or upon the exercise by Issuer of any right, privilege or option pertaining to any of the Pledged Collateral, and, in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, (iv) collect and receive all cash dividends and other distributions made thereon, (v) sell in one or more sales after ten (10) Business Days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Pledgor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part of the Pledged Collateral and (vi) otherwise act with respect to the Pledged Collateral as though Secured Party was the outright owner thereof. Any sale shall be made at a public or private sale at Secured Party’s place of business, or at any public building in the City of New York, New York or elsewhere to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Secured Party may deem fair, and Secured Party may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption, which Pledgor hereby waives to the maximum extent permitted by applicable law. Each sale shall be made to the highest bidder, but Secured Party reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of

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property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

(b)       If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Secured Party, in its reasonable discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, Secured Party may, on one or more occasions and in its reasonable discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

(c)       If, at any time Secured Party shall determine to exercise its rights to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, Secured Party may, in its reasonable discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event Secured Party, in its discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing of its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof, and (iv) may place all or any part of the Pledged Collateral with an investment banking firm for private placement which firm shall be entitled to purchase all or any part of the Pledged Collateral for its own account. In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale pursuant to this Section 8, then Secured Party shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale, (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof, (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about Pledgor’s and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment, for its own account, and not with a view of the distribution thereof, and (iv) as to such other matters as Secured Party may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the UCC and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

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(d)       Pledgor recognizes that Secured Party may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Secured Party shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit Pledgor to cause such securities to be registered for public sale under the Act, or under applicable state securities laws, even if Pledgor would agree to do so.

(e)       Pledgor agrees that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so. No failure or delay on the part of Secured Party to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by Secured Party with respect to any such remedies shall operate as a waiver thereof, or limit or impair Secured Party’s or any Secured Party’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor in any respect. Pledgor waives all claims, damages and demands against Secured Party arising out of the repossession, retention or sale of the Pledged Collateral except such as result from Secured Party’s gross negligence or willful misconduct.

9.         Application of Proceeds. Any cash held by Secured Party as Pledged Collateral and all cash proceeds received by Secured Party in respect of any sale of, liquidation of, or other realization upon all or any part of the Pledged Collateral shall be applied or distributed by Secured Party first, to the payment of all costs, expenses and charges of Secured Party, as such, or the reimbursement of Secured Party for the prior payment of such costs, expenses and charges incurred in connection with the care and safekeeping of any of the Pledged Collateral (including, without limitation, the expenses of any sale or other proceeding, the expenses of any taking, reasonable attorneys’ fees and expenses, court costs, any other expenses incurred or expenditures or advances made by Secured Party in the protection, enforcement or exercise of its rights, powers or remedies hereunder) with interest on any such reimbursement at the rate prescribed in the Notes from the date of payment; second, to the payment of all other Secured Obligations (in whatever order Secured Party elects); third, to such Persons as required by applicable law including, without limitation, Section 9-615 of the UCC and then, to the extent of any surplus thereafter remaining, to Pledgor or as a court of competent jurisdiction may direct. In the event that the proceeds of any collection, recovery, receipt, appropriation, realization or sale are insufficient to satisfy the Secured Obligations, Pledgor shall be liable for the deficiency together with interest thereon at the rate prescribed in the Notes plus the reasonable fees of any attorneys employed by Secured Party to collect such deficiency.

10.       Power of Attorney. Pledgor appoints Secured Party as Pledgor’s attorney, with power to endorse Pledgor’s name on any checks, notes, acceptances, money orders, drafts or other form of payment or security representing a portion of the Pledged Collateral that may

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come into Secured Party’s possession and to do all things necessary to carry out this Agreement. Pledgor ratifies and approves all such acts of such attorney. Secured Party, as attorney hereunder, will not be liable for any acts or omissions, nor for any errors of judgment or mistakes of fact or law, except for such acts, omissions or errors in judgment determined by a court of competent jurisdiction in a final proceeding to have resulted primarily from Secured Party’s gross negligence or willful misconduct. This power, coupled with an interest, is irrevocable until the payment in full of the Secured Obligations.

11.       Waiver. No delay on Secured Party’s part in exercising any power of sale, lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Secured Party with respect to any power of sale, lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Secured Party’s right to take any action or to exercise any power of sale, lien, option, or any other right hereunder, without notice or demand, or prejudice Secured Party’s or any Secured Party’s rights as against Pledgor in any respect.

12.       Termination. Promptly upon the payment in full of the Secured Obligations (other than contingent or unliquidated obligations or liabilities not then due, and other than any Secured Obligations relating to Warrants or other Securities after the Notes are no longer outstanding), Secured Party promptly deliver to Pledgor the Pledged Collateral pledged by Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith, free and clear of the liens hereof and all of Pledgor’s obligations hereunder shall at such time automatically terminate.

13.	Miscellaneous.

(a)       No Liability to Secured Party. The recitals of fact herein shall be taken as statements of Pledgor for which Secured Party assumes no responsibility. Secured Party makes no representation to anyone as to the value of the Pledged Collateral or any part thereof or as to the validity or adequacy of the security afforded or intended to be afforded thereby or as to the validity of this Agreement. Secured Party shall be protected in relying upon any notice, consent, request or other paper or document believed by it to be genuine and correct and to have been signed by a proper person. The permissive rights of Secured Party hereunder shall not be construed as duties of Secured Party. Secured Party shall be under no obligation to take any action toward the enforcement of this Agreement or rights or remedies in respect of any of the Pledged Collateral. Secured Party nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

(b)       No Oral Changes. No term, covenant or condition of this Agreement can be changed or terminated orally.

(c)       Successors and Assigns. All of the rights, privileges, remedies and options given to Secured Party or the Investors hereunder shall inure to the benefit of their permitted successors and assigns; and all the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of and shall bind the representatives,

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successors and assigns of Secured Party and Pledgor. Pledgor may not assign this Agreement to any Person without the prior consent of the Majority Holders (as defined in the Notes).

(d)       Interpretation. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In case any security interest or other right of Secured Party shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other security interest or other right, privilege or power granted under this Agreement.

(e)       Expense Reimbursement. Pledgor shall reimburse Secured Party for all of Secured Party’s reasonable and documented out-of-pocket costs and expenses (i) incurred in connection with the execution, delivery, administration and enforcement of this Agreement, including, without limitation, the reasonable fees and out-of-pocket disbursements of Secured Party’s legal counsel, accountants and any other third Persons, and (ii) incurred by Secured Party (including reasonable attorney’s fees and out-of-pocket disbursements) to: (A) commence, defend or intervene in any court proceeding; (B) file a petition, complaint, answer, motion or other pleadings, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to this Agreement; and (C) enforce any of Secured Party’s rights to collect any of the Secured Obligations. Pledgor also agrees to pay, and to save harmless Secured Party from any delay in paying, any intangibles, documentary stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement.

(f)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(g)       Notices. Any notice or request hereunder shall be given to Pledgor or to Secured Party in the manner prescribed therefor in the Purchase Agreement.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

(i)        Recapture. Anything in this Agreement to the contrary notwithstanding, if Secured Party or the Investors receives any payment or payments on account of the Secured Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under the United States Bankruptcy Code, as amended, or any other federal or state bankruptcy, reorganization, moratorium or insolvency law relating to or affecting the enforcement of creditors’ rights generally, common law or equitable doctrine, then to the extent of any sum not finally retained by Secured Party or the Investors, as the case may be, Pledgor’s obligations to Secured Party hereunder shall be reinstated and this Agreement shall remain in full force and effect (or be reinstated) until payment shall have been made to Secured Party or the Investors (as the case may be), which payment shall be due on demand.

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(j)        Section Headings. Any section headings used herein are solely for the convenience of the parties and shall be without legal effect.

(k)       Time of Essence. Time is of the essence in all matters pertaining to the payment or performance by Pledgor of its obligations hereunder.

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IN WITNESS WHEREOF, Pledgor has executed this Agreement or caused this Agreement to be executed by its officers thereunto duly authorized as of the date first above written.

    “PLEDGOR”

PET DRX CORPORATION
By:
Name:
Title:

SCHEDULE I

PLEDGED SHARES

Issuer	Place of Organization	Class of Capital Stock	Number of Shares Issued and Outstanding	Stock Certificate Numbers of Pledged Shares	Percentage of Shares Pledged	Number of Shares Pledged
PET DRX VETERINARY GROUP, INC.	Delaware	Common	1,000	1	100%	1,000

ASSIGNMENT

(SEPARATE FROM CERTIFICATE)

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and convey unto _____________________________________________ all right, title and interest of the undersigned in and to ____1,000______ shares of the shares of common stock of PET DRX VETERINARY GROUP, INC., a Delaware corporation, standing in the name of the undersigned on the books of said company, and represented by Certificate No. ______1_______ to which this stock assignment is appended, with full power of substitution in the premises as attorney-in-fact for the undersigned.

     Dated: _______________, ______

PET DRX CORPORATION
By:
Name:
Title: